Exhibit 99.1

ULTA BEAUTY ANNOUNCES RECORD FIRST QUARTER FISCAL 2021 RESULTS

Net Sales of $1.9 Billion Compared to $1.2 Billion in the Year-Ago Quarter

Comparable Sales Increased 65.9%

Net Income of $230.3 Million or $4.10 Per Diluted Share

Company Raises Outlook for Fiscal Year 2021

Bolingbrook, IL – May 27, 2021 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the first quarter ended May 1, 2021.

	May 1,	May 2,	May 4,
(Dollars in millions)	2021	2020	2019
Net sales	$1,938.5	$1,173.2	$1,743.0
Comparable sales	65.9%	(35.3)%	7.0%
Gross profit (as a percentage of net sales)	38.9%	25.9%	37.0%
Selling, general and administrative expenses	$443.9	$380.9	$403.1
Operating income (as a percentage of net sales)	15.8%	(8.7)%	13.6%
Diluted earnings per share	$4.10	$(1.39)	$3.26
New store openings, net	26	10	22

“The Ulta Beauty team delivered an outstanding start to the year, with sales and earnings exceeding fiscal 2020 and fiscal 2019 first quarter levels,” said Mary Dillon, chief executive officer. “I want to thank all our associates for their continued efforts to deliver great experiences and support our business in an environment that continues to be very dynamic.”

“We have emerged from 2020 with strong momentum in our sales trends, market share gains, and consumer sentiment,” said Dave Kimbell, president. “As increasing consumer confidence, the relaxation of restrictions, and a desire for newness drive increased engagement with the beauty category, our differentiated model, combined with our ongoing efforts to create meaningful guest connections, position us well to lead through the category recovery.”

For the First Quarter of Fiscal 2021

●	Net sales increased 65.2% to $1.9 billion compared to $1.2 billion in the first quarter of fiscal 2020. The net sales increase during the first quarter of fiscal 2021 was primarily due to the favorable impact in the U.S. from improving consumer confidence, government stimulus payments and the easing of COVID-19 restrictions.
●	Comparable sales (sales for stores open at least 14 months, including stores temporarily closed due to COVID-19, and e-commerce sales) increased 65.9% compared to a decrease of 35.3% in the first quarter of fiscal 2020, driven by a 52.5% increase in transactions and an 8.8% increase in average ticket. Compared to the first quarter of fiscal 2019, comparable sales increased 7.0%.
●	Gross profit increased to $753.8 million compared to $303.6 million in the first quarter of fiscal 2020. As a percentage of net sales, gross profit increased to 38.9% compared to 25.9% in the first quarter of fiscal 2020, primarily due to leverage in fixed costs due to higher sales; improvement in merchandise margins; lower salon expenses; and favorable channel mix shifts.
●	Selling, general and administrative (“SG&A”) expenses increased to $443.9 million compared to $380.9 million in the first quarter of fiscal 2020, primarily due to higher store payroll and benefits and higher advertising. As a percentage of net sales, SG&A expenses decreased to 22.9% compared to 32.5% in the first quarter of fiscal 2020, driven by an increase in net sales.
●	There were no impairment costs recognized in the first quarter of 2021 compared to $19.5 million in the first quarter of fiscal 2020.
●	Pre-opening expenses of $4.6 million were consistent with the first quarter of fiscal 2020.
●	Operating income was $305.3 million, or 15.8% of net sales, compared to operating loss of $101.5 million, or (8.7)% of net sales, in the first quarter of fiscal 2020. Adjusted operating loss for the first quarter of fiscal 2020 was $81.9 million, or (7.0)% of net sales.
●	Tax rate increased to 24.5% compared to 23.6% in the first quarter of fiscal 2020. The higher effective tax rate is primarily due to a decrease in the benefit of state tax credits.
●	Net income was $230.3 million compared to net loss of $78.5 million in the first quarter of fiscal 2020. Adjusted net loss for the first quarter of fiscal 2020 was $63.6 million.
●	Diluted earnings per share was $4.10, including a $0.03 benefit due to income tax accounting for share-based compensation, compared to diluted loss per share of $1.39 in the first quarter of fiscal 2020. Adjusted diluted loss per share for the first quarter of fiscal 2020 was $1.13.

Balance Sheet

Cash and cash equivalents at the end of the first quarter of fiscal 2021 totaled $947.5 million.

Merchandise inventories, net at the end of first quarter of fiscal 2021 increased $13.0 million to $1.4 billion compared to $1.3 billion at the end of the first quarter of fiscal 2020. The increase in inventory was primarily driven by 26 net new stores and the opening of the Jacksonville, FL fast fulfillment center, partially offset by lower inventory due to higher than expected sales.

Share Repurchase Program

During the first quarter of fiscal 2021, the Company repurchased 1,243,209 shares of its common stock at a cost of $392.3 million. As of May 1, 2021, $1.1 billion remained available under the $1.6 billion share repurchase program announced in March 2020.

Store Update

Real estate activity in the first quarter of fiscal 2021 included 28 new stores located in Acworth, GA; Albertville, AL; Ames, IA; Bakersfield, CA; Beaumont, CA; Bradenton, FL; Canoga Park, CA; Cincinnati, OH; Easley, SC; Hadley, MA; Houston, TX; Ledgewood, NJ; Miami, FL; Mount Pleasant, MI; New York, NY; Novato, CA; Orange, CA; Panama City, FL; Salem, NH; Shallotte,

NC; St. Johns, FL; Sumter, SC; Tampa, FL; Washington, PA; Watertown, MA; West Chester, OH; West Hartford, CT; and Wilmington, NC. In addition, the Company relocated one store and closed two stores.

The first quarter of fiscal 2021 ended with 1,290 stores totaling 13.6 million square feet, representing a 2.3% increase in square footage compared to the first quarter of fiscal 2020.

Fiscal 2021 Outlook

The Company has updated its outlook for fiscal 2021.

	Prior FY21 Outlook	Updated FY21 Outlook
Net sales	$7.2 billion to $7.3 billion	$7.7 billion to $7.8 billion
Comparable sales	15% to 17%	23% to 25%
New stores, net	40	no change
Remodel and relocation projects	21	19
Operating margin	approximately 9%	approximately 11%
Diluted earnings per share	$8.85 to $9.30	$11.50 to $11.95
Share repurchases	approximately $850 million	no change
Effective tax rate	24.8%	no change
Capital expenditures	$200 million to $250 million	$225 million to $250 million
Depreciation and amortization expense	$270 million to $280 million	no change

The Company’s outlook for fiscal 2021 assumes no material increases in the federal minimum wage and does not include assumptions for any impact related to a resurgence of COVID-19.

Non-GAAP Financial Information

In this press release, the Company provides information regarding adjusted operating loss, adjusted net loss, and adjusted diluted loss per share, which are not recognized terms under U.S. generally accepted accounting principles (GAAP) and do not purport to be alternatives to operating loss, net loss, and diluted loss per share as measures of operating performance. A reconciliation of adjusted operating loss, adjusted net loss, and adjusted diluted loss per share is provided in this release. The Company believes the presentation of these non-GAAP financial measures provides additional information on comparisons between periods by excluding certain items that affect overall comparability and provides investors with enhanced visibility into its results with respect to the impact of certain costs. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss first quarter of fiscal 2021 results is scheduled for today, May 27, 2021, at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on June 10, 2021 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13718914.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty operates 1,290 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Ulta Beauty was recently added to the Bloomberg Gender Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. More information about Ulta Beauty’s corporate responsibility efforts can be found at http://ir.ultabeauty.com/Corporate-Responsibility/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	The negative impacts the COVID-19 pandemic has had, and will continue to have, on the company’s business, financial condition, profitability, cash flows and supply chain, as well as consumer spending (including future uncertain impacts);
●	epidemics, pandemics like COVID-19 or natural disasters that have and could continue to negatively impact the company’s sales;
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic and/or government aid programs;
●	a decline in operating results that has and may continue to lead to asset impairment and store closures charges;
●	the company’s ability to sustain its growth plans and successfully implement its long-range strategic and financial plan;
●	the company’s ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that the company may be unable to compete effectively in its highly competitive markets;
●	the company’s ability to execute its Efficiencies for Growth cost optimization program;
●	the possibility that cybersecurity breaches and other disruptions could compromise the company’s information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to the company’s information systems;
●	the possibility that the capacity of the company’s distribution and order fulfillment infrastructure and the performance of its distribution centers and fast fulfillment centers may not be adequate to support its recent growth and expected future growth plans;
●	changes in the wholesale cost of the company’s products;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	the company’s ability to attract and retain key executive personnel;
●	the company’s ability to successfully execute its common stock repurchase program or implement future common stock repurchase programs; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 30, 2021, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	13 Weeks Ended
	May 1,		May 2,
	2021		2020
	(Unaudited)		(Unaudited)
Net sales	$1,938,519	100.0%	$1,173,210	100.0%
Cost of sales	1,184,731	61.1%	869,605	74.1%
Gross profit	753,788	38.9%	303,605	25.9%

Selling, general and administrative expenses	443,875	22.9%	380,912	32.5%
Impairment costs	—	0.0%	19,542	1.7%
Pre-opening expenses	4,589	0.2%	4,635	0.4%
Operating income (loss)	305,324	15.8%	(101,484)	(8.7)%
Interest expense, net	358	0.0%	1,272	0.1%
Income (loss) before income taxes	304,966	15.8%	(102,756)	(8.8)%
Income tax expense (benefit)	74,677	3.9%	(24,247)	(2.1)%
Net income (loss)	$230,289	11.9%	$(78,509)	(6.7)%

Net income (loss) per common share:
Basic	$4.13		$(1.39)
Diluted	$4.10		$(1.39)

Weighted average common shares outstanding:
Basic	55,795		56,419
Diluted	56,172		56,419

Exhibit 2

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 1,	January 30,	May 2,
	2021	2021	2020
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$947,456	$1,046,051	$1,043,540
Short-term investments	—	—	110,000
Receivables, net	154,342	193,109	88,691
Merchandise inventories, net	1,353,565	1,168,215	1,340,566
Prepaid expenses and other current assets	108,393	107,402	97,041
Prepaid income taxes	—	—	48,982
Total current assets	2,563,756	2,514,777	2,728,820

Property and equipment, net	960,440	995,795	1,148,341
Operating lease assets	1,487,616	1,504,614	1,583,490
Goodwill	10,870	10,870	10,870
Other intangible assets, net	2,233	2,465	3,159
Deferred compensation plan assets	34,279	33,223	25,388
Other long-term assets	28,350	28,225	30,483
Total assets	$5,087,544	$5,089,969	$5,530,551

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$552,837	$477,052	$466,043
Accrued liabilities	322,676	296,334	173,310
Deferred revenue	270,090	274,383	216,330
Current operating lease liabilities	263,200	253,415	240,496
Accrued income taxes	113,960	42,529	—
Total current liabilities	1,522,763	1,343,713	1,096,179

Non-current operating lease liabilities	1,613,309	1,643,386	1,748,245
Long-term debt	—	—	800,000
Deferred income taxes	66,483	65,359	95,276
Other long-term liabilities	40,272	37,962	36,892
Total liabilities	3,242,827	3,090,420	3,776,592

Commitments and contingencies

Total stockholders’ equity	1,844,717	1,999,549	1,753,959
Total liabilities and stockholders’ equity	$5,087,544	$5,089,969	$5,530,551

Exhibit 3

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	May 1,	May 2,
	2021	2020
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$230,289	$(78,509)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	70,599	76,626
Non-cash lease expense	68,881	70,863
Long-lived asset impairment charge	—	19,542
Deferred income taxes	1,124	5,909
Stock-based compensation expense	8,978	6,182
Loss on disposal of property and equipment	1,089	1,521
Change in operating assets and liabilities:
Receivables	38,767	50,646
Merchandise inventories	(185,350)	(46,865)
Prepaid expenses and other current assets	(991)	6,526
Income taxes	71,431	(32,595)
Accounts payable	76,580	46,965
Accrued liabilities	23,209	(63,927)
Deferred revenue	(4,293)	(21,205)
Operating lease liabilities	(72,175)	(68,976)
Other assets and liabilities	1,929	2,979
Net cash provided by (used in) operating activities	330,067	(24,318)

Investing activities
Capital expenditures	(34,563)	(41,474)
Purchases of equity investments	—	(5,386)
Net cash used in investing activities	(34,563)	(46,860)

Financing activities
Proceeds from long-term debt	—	800,000
Repurchase of common shares	(392,309)	(72,981)
Stock options exercised	5,032	250
Purchase of treasury shares	(6,766)	(3,002)
Debt issuance costs	—	(1,799)
Net cash provided by (used in) financing activities	(394,043)	722,468

Effect of exchange rate changes on cash and cash equivalents	(56)	(75)
Net increase (decrease) in cash and cash equivalents	(98,595)	651,215
Cash and cash equivalents at beginning of period	1,046,051	392,325
Cash and cash equivalents at end of period	$947,456	$1,043,540

Exhibit 4

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2021	quarter	quarter	quarter	end of the quarter
1st Quarter	1,264	28	2	1,290

Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2021	the quarter	quarter	during the quarter	quarter
1st Quarter	13,291,838	327,476	22,906	13,596,408

Exhibit 5

Ulta Beauty, Inc.

Sales by Category

The following table sets forth the approximate percentage of net sales by primary category:

	13 weeks ended
	May 1,	May 2,
	2021	2020
Cosmetics (1)	45%	50%
Skincare	19%	17%
Haircare products and styling tools	19%	18%
Fragrance and bath	11%	7%
Services	3%	4%
Accessories and other (1)	3%	4%
	100%	100%

(1)	Certain sales departments were reclassified between categories in the prior year to conform to current year presentation.

Exhibit 6

Ulta Beauty, Inc.

Reconciliation of GAAP basis to Adjusted operating loss, Adjusted net loss and

Adjusted diluted loss per share

(In thousands, except per share data)

(Unaudited)

13 weeks ended
May 2,
2020
Operating loss	$(101,484)
Add: Store asset impairment	19,542
Adjusted operating loss	$(81,942)

Net loss	$(78,509)
Add: Store asset impairment	19,542
Less: Income tax benefit of store asset impairment[1]	(4,612)
Adjusted net loss	$(63,579)

Diluted loss per share	$(1.39)
Add: Store asset impairment	0.35
Less: Income tax benefit of store asset impairment[1]	(0.09)
Adjusted diluted loss per share	$(1.13)

1 The income tax benefit for non-GAAP adjustments was calculated using the Company’s effective tax rate.